UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2019

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Chalan Santo Papa Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 25, 2019, the Board of Directors of BankGuam Holding Company (the “Company”) appointed Maria Eugenia H. Leon Guerrero (“M. Leon Guerrero”) as a member of the Board as a Class III director to fulfill the term of Lourdes A. Leon Guerrero (“L. Leon Guerrero”), who resigned effective December 31, 2018. M. Leon Guerrero was also appointed to the board of directors of Bank of Guam (“Bank”) and of BG Investment Services Inc., both of which are subsidiaries of the Company. M. Leon Guerrero was also appointed to serve as a member of the Stock Purchase Plan committee of the Board of Directors of the Company and the Asset Liability, Executive and Loan committees of the Bank.

Pursuant to a Voting Trust Agreement (the “VTA”), dated as of November 29, 2013, among certain shareholders, including L. Leon Guerrero (as the “Trustee”), L. Leon Guerrero nominated M. Leon Guerrero to fulfill the remaining term of her directorship following her resignation. Under the VTA, the parties agreed to grant the Trustee certain powers and rights with respect to shares of common stock of the Company owned by the parties. The VTA provides, among other things, that the Trustee has the power and discretion to vote, consent to or take any shareholder action of any kind concerning the Company. The VTA limits this right by (1) requiring that in selecting any nominee or proxy, the Trustee must select a nominee or proxy who is either a shareholder, director or officer of the Company; (2) providing that a majority of the shares held by the parties may advise the Trustee in writing that the Trustee is not authorized to take a proposed vote, consent or action; and (3) requiring that if any parties or Permitted Transferees (as defined in the VTA) of the parties are nominees for director of the Company, the Trustee shall vote the shares in favor of such nominees. The VTA terminates on December 31, 2040. The parties to the VTA are L. Leon Guerrero, William D. Leon Guerrero, Luis G. Camacho, Martin D. Leon Guerrero, Joe T. San Agustin, Eugenia A. Leon Guerrero, the Felino R. Amistad and Fulgencia R. Amistad Trust, Ada’s Trust and Investment Inc., the Estate of Pedro P. Ada, Jr., Vincent A. Leon Guerrero, Agnes Leon Guerrero Winters, Michael S. Wu, and James S. Wu.

There have been no transactions since the beginning of its last fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which M. Leon Guerrero had or will have a direct or indirect material interest which would be required to be reported herein.

The Bank has had and expects to have banking transactions, including loans, in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2018, no loan to any director or executive officer of the Company (or their associates) involved more than the normal risk of collectability or presented other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on the amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

Item 8.01	Other Events

At its meeting on February 25, 2019, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.50% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A. The Company issued a press release on March 1, 2019 regarding the dividend payments. The dividends will be paid on March 29, 2019 to shareholders of record on March 15, 2019.

A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated March 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2019	BankGuam Holding Company

	By:	/s/ William D. Leon Guerrero
William D. Leon Guerrero Executive Vice President and Chief Operating Officer